CITY NATIONAL ROCHDALE FUNDS

APPENDIX A
to the Amended and Restated Investment Management Agreement

The provisions of the Amended and Restated Investment Management Agreement between the Trust and the Adviser apply to the following series of the Trust:

Fund	Effective Date
City National Rochdale Government Money Market Fund	April 1, 1999
City National Rochdale Municipal High Income Fund	December 30, 2013
City National Rochdale Fixed Income Opportunities Fund	March 28, 2013
City National Rochdale Equity Income Fund	March 28, 2013
City National Rochdale U.S. Core Equity Fund	August 30, 2012

Dated as of April 3, 2024

CITY NATIONAL ROCHDALE FUNDS

APPENDIX B
to the Amended and Restated Investment Management Agreement

Each Fund shall pay to the Adviser, as full compensation for all investment management and advisory services furnished or provided to such Fund pursuant to the Amended and Restated Investment Management Agreement, a management fee based upon each Fund’s average daily net assets at the following per annum rates:

Fund	Fee
City National Rochdale Government Money Market Fund	0.26%
City National Rochdale Municipal High Income Fund	0.50%
City National Rochdale Fixed Income Opportunities Fund	0.50%
City National Rochdale Equity Income Fund	0.50%
City National Rochdale U.S. Core Equity Fund	0.40%

Dated as of April 3, 2024